Exhibit 10.40

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of August 10, 2003, between Therma-Wave, Inc., a Delaware corporation (the "Company"), and L. Ray Christie ("Executive") and amends that Employment Agreement, entered into as of August 10, 1998, between the Company and Executive (the "Original Agreement"). All terms used herein but not defined herein shall have the meanings given them in the Original Agreement.

WHEREAS, the Company's Board of Directors wishes to amend the Original Agreement to reward Executive for work well done as the Company's Chief Financial Officer.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Amendment to Section 1. The word "fifth" in Section 1 shall be replaced with the word "eighth".

    Amendments to Section 4.

      The second paragraph of Section 4(a) and shall be amended and restated as follows:

      "If the Employment Period is terminated by the Company without Cause, by Executive for Good Reason or as a result of Executive's Disability, Executive shall be entitled to receive the Base Salary, the Bonus (which during the Severance Period will be equal to 30% of the Base Salary in effect immediately prior to the termination) and the Benefits (the "Severance Payment"), in each case until the date which is six (6) months after the date of such termination (the "Severance Period"); provided that the portion of the Bonus that Executive would have been entitled to receive for the fiscal year in which the Severance Period terminates shall be reduced proportionately by the ratio of the number of days of such fiscal year not included in the Severance Period to the total number of days in such fiscal year. If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason at any time within 12 months following a Sale of the Company (as defined below), Executive shall be entitled to receive the Severance Payment until the date which is 12 months after the date of such termination (the "Company Sale Severance Period"); provided, however, that Executive shall not be entitled to receive any portion of his Bonus for the fiscal year in which the Company Sale Severance Period terminates. The Severance Payment will be payable at such times as such payments would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any part or all of the Severance Payment if at any time during the Severance Period or the Company Sale Severance Period Executive is in breach of Section 6 hereof. If the Employment Period is terminated for any of the foregoing reasons, the Severance Payment shall be reduced by fifty percent (50%) of the amount of any compensation Executive receives in respect of any other employment during the Severance Period or the Company Sale Severance Period. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. As a condition to the Company's obligations (if any) to make the Severance Payment pursuant to this Section 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company."

      The following clause (v) shall be added to the definition of "Good Reason":

    "(v) after a Sale of the Company Executive (A) is not subsequently offered a comparable position to that of Chief Financial Officer with comparable Base Salary, Bonus and Benefits (a `Comparable Position') or (B) is offered and accepts a Comparable Position but, within 12 months of the Sale of the Company, terminates his employment in such Comparable Position for any of the reasons listed in clauses (i)-(iv) of this paragraph."

    Amendment to Section 5. The third sentence in the first paragraph shall be replaced with the following sentence: "The vesting of all of Executive's options (whether granted on the Grant Date or a future date) shall be accelerated and the options shall become immediately exercisable upon a Sale of the Company (as defined below)."

    Effect of Amendment. Except as herein expressly amended, all terms, covenants and provisions of the Original Agreement are and shall remain in full force and effect, and all references therein to the "Agreement" shall henceforth refer to the Original Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Original Agreement.

    Complete Agreement. This Amendment, the Original Agreement and those documents expressly referred to herein and therein embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

    Successors and Assigns. This Amendment is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

    Amendment and Waiver. The provisions of this Amendment or the Original Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Amendment or the Original Agreement.

The undersigned have executed this Amendment No. 1 to Employment Agreement as of August 10, 2003.

THERMA-WAVE, INC. By: /s/ Papken Der Torossian Name: Papken Der Torossian Title: Chairman of the Board of Directors
/s/ L. Ray Christie L. Ray Christie